            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 9, 2005, relating to the financial statements and financial highlights appearing in the October 31, 2005 Annual Reports to Shareholders of Vanguard Selected Value Fund, Vanguard International Explorer Fund and Vanguard Mid-Cap Growth Fund, which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.








PricewaterhouseCoopers LLP
Philadelphia, PA
November 6, 2006